Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 15, 2009, with respect to the consolidated balance sheets of Eastern Goldfields, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended, which appears in this Form 10-K.

MENDOZA BERGER & COMPANY, LLP

Irvine, California

April 30, 2009